EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Orinda Asset Management, LLC

(as amended on March 16, 2012 to add Orinda SkyView Macro Opportunities Fund)

Fund Name:

Orinda SkyView Multi-Manager Hedged Equity Fund
Orinda SkyView Macro Opportunities Fund

Share Class	Minimum Investment1 (All Accounts)	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee5
Class A	$5,000	5.00%	None	0.25%	0.13% / 0.15%3	1.00%
Class C2	$5,000	None	1.00%	1.00%	0.13%	1.00%
Class I	$500,000	None	None	None	0.07% / 0.10%4	1.00%
1	The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.
2	Class C shares are available for the Orinda SkyView Multi-Manager Hedged Equity Fund only.
3	Class A shares of the Orinda SkyView Multi-Manager Hedged Equity Fund charge a 0.13% Shareholder Servicing Fee. Class A shares of the Orinda SkyView Macro Opportunities Fund charge a 0.15% Shareholder Servicing Fee.
4	Class I shares of the Orinda SkyView Multi-Manager Hedged Equity Fund charge a 0.07% Shareholder Servicing Fee. Class I shares of the Orinda SkyView Macro Opportunities Fund charge a 0.10% Shareholder Servicing Fee.
5	A redemption fee of 1.00% is assessed on shares redeemed within 60 days of purchase (i.e., held 60 days or less).

ADVISORS SERIES TRUST
on behalf of the Funds listed on Exhibit A

By: /s/ Douglas G. Hess
Name: Douglas G. Hess
Title: President